Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the use in the Registration Statement and Prospectus of Pelion Systems, Inc. of our report dated April 10, 2002, accompanying the financial statements of Pelion Systems, Inc. contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the Prospectus.

HEIN + ASSOCIATES LLP

Denver, Colorado
August 27, 2002